March 23, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2016 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for February 2016. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $280 million were essentially flat compared to February 2015 and down 1 percent compared to January 2016. While institutional fixed income commissions were robust, the weak equity markets negatively impacted commissions in both the Private Client Group segment and Equity Capital Markets division during the month.

Client assets under administration of $488.4 billion decreased 2 percent compared to February 2015 but increased 1 percent compared to January 2016. The year-over-year decline in client assets was entirely attributable to the equity markets, as the S&P 500 index depreciated 8 percent since February 2015. Meanwhile, organic growth of client assets under administration remains strong, driven by continued success in recruiting and retaining financial advisors. Financial assets under management of $64.9 billion decreased 6 percent compared to February 2015 and were essentially flat compared to January 2016.

“Similar to January, investment banking results in February were hampered by the challenging market environment,” said CEO Paul Reilly. “While market conditions have improved in March and the M&A pipeline remains healthy, the timing of closings is inherently difficult to predict.”

Total net loans at Raymond James Bank resumed their growth trend and reached a new record of $13.9 billion, increasing 17 percent over February 2015 and 2 percent over January 2016.

“The turbulent equity markets in January and February resulted in a difficult start to our fiscal second quarter, which is typically challenged by seasonal expenses such as elevated payroll taxes and year-end mailings,” Reilly said. “Fortunately, it seems that market conditions have begun to stabilize in March, and we continue to experience solid organic growth of our key business drivers.”

“I am pleased to report,” Reilly continued, “that three months after our announced acquisition of the US Private Client Services unit of Deutsche Bank Wealth Management, virtually all of its advisors have visited our headquarters and had an opportunity to evaluate the Raymond James platform. As of today, over 90 percent have committed to join us and form upon closing the new Alex. Brown division of Raymond James. This accomplishment is directly attributable to the efforts of Haig Ariyan, future president of this division, and the entire team. We are on track to complete this transaction in September 2016.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,700 financial advisors serving in excess of 2.7 million client accounts in more than 2,700 locations throughout the United States, Canada and overseas. Total client assets are approximately $488 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	February 2016	February 2015	% Change	January 2016	% Change
	(20 business days)	(19 business days)		(19 business days)

Total securities commissions and fees (in mil.) (1)	$279.8	$280.3	—	$282.0	(1)%

Client assets under administration (in bil.)	$488.4	$495.9	(2)%	$485.2	1%

Private Client Group assets under administration (in bil.)	$461.2	$471.6	(2)%	$457.9	1%

Financial assets under management (in bil.) (2)	$64.9	$69.1	(6)%	$64.7	—

Raymond James Bank total loans, net (in bil.)	$13.9	$11.9	17%	$13.6	2%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.